Exhibit 10.1
UNITED COMMUNITY FINANCIAL CORP. &
THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
DRAFT
EXECUTIVE INCENTIVE PLAN
ADOPTED: April 28, 2011
The United Community Financial Corp.’s (the “Company”) Executive Incentive Plan (“EIP”) provides incentive compensation awards to certain executive officers, which at the time of adoption of the EIP included Patrick W. Bevack, President and CEO of the Company and the Company’s wholly-owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), James R. Reske, Treasurer and Chief Financial Officer of the Company and Senior Vice President, Chief Financial Officer and Treasurer of Home Savings, Jude J. Nohra, General Counsel and Secretary of the Company and Senior Vice President, General Counsel and Secretary of Home Savings, Gregory G. Krontiris, Senior Vice President and Chief Lending Officer of Home Savings and Matthew T. Garrity, Senior Vice President and Chief Credit Officer of Home Savings. Executive incentive awards are based upon the actual performance of the Company for the 12 months ended September 30 compared to the actual performance of the peer group (see below) during the same 12 month period. See the “Weightings” table below.
The Compensation Committee and the Board of Directors engaged an independent consultant to assist the Compensation Committee in developing a peer group focused upon the following industry categories: (i) regional banks, and (ii) thrifts and mortgage finance. Within these industry groupings, the Committee and consultant considered organizations with assets between $1.5 billion and approximately $3.0 billion and organizations limited to those in states contiguous to Ohio (with the exception of one peer in Illinois). The criteria resulted in a peer group of nineteen (19) organizations. Of that group, fifteen (15) are within the commercial banking industry group and four (4) are within the savings institutions industry group.
2011 Peer Group:

Community Trust Bancorp, Inc. (CTBI)	MainSource Financial Group, Inc. (MSFG)
ESB Financial Corporation (ESBF)	Mercantile Bank Corporation (MBWM)
Farmers Capital Bank Corporation (FFKT)	Metro Bancorp, Inc. (METR)
First Defiance Financial Corp. (FDEF)	Old Second Bancorp, Inc. (OSBC)
First Financial Corporation (THFF)	Parkvale Financial Corporation (PVSA)
First Place Financial Corp. (FPFC)	Peoples Bancorp Inc. (PEBO)
Independent Bank Corporation (IBCP)	Porter Bancorp, Inc. (PBIB)
Integra Bank Corporation (IBNK)	S. Y. Bancorp, Inc. (SYBT)
Lakeland Financial Corporation (LKFN)	Univest Corporation of Pennsylvania (UVSP)
Macatawa Bank Corporation (MCBC)
In order for any awards to be made under the EIP for a calendar year’s performance, the Company must report positive net income for that calendar year ended December 31, calculated in accordance with GAAP, but adjusted to exclude the effect of extraordinary items. If this threshold is met, incentive awards will be calculated based upon the Company’s performance against its peers in five of the six weighted performance measures. Performance against the peer group is only measured against five of the six weighted performance measures because performance against budgeted net income is intrinsic to UCFC. See the “Weightings” table below.
For 2011, the target and maximum incentive awards, respectively, measured as a percentage of base salary are as follows: Mr. Bevack—50%, 100%; and Messrs. Reske, Krontiris, Nohra and Garrity—40%, 80%. Once the award under the EIP is calculated, it is paid 60% in cash and 40% in restricted stock or stock options. The restricted stock or stock option awards will be awarded under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award.

The calculation of the incentive awards under the EIP is as follows. First, it must be determined where the Company’s actual performance falls in comparison to the peer group for each of the six performance measures. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. See the “Threshold Levels” table below.
Threshold Levels:

				Growth
				Rate	Asset Quality
	Overall Profitability			Core		NCOs/
	Core	Core	Net Income	Deposit	Texas	Average
Level	ROAE	ROAA	Budget	Growth	Ratio	Loans
1	<25th Pct	<25th Pct	70% of Budget	<25th Pct	<25th Pct	<25th Pct
2	25th	25th	75%	25th	25th	25th
3	30th	30th	80%	30th	30th	30th
4	35th	35th	85%	35th	35th	35th
5	40th	40th	95%	40th	40th	40th
6	Median	Median	100%	Median	Median	Median
7	55th	55th	105%	55th	55th	55th
8	60th	60th	115%	60th	60th	60th
9	65th	65th	120%	65th	65th	65th
10	70th	70th	125%	70th	70th	70th
11	>75th Pct	>75th Pct	130%	>75th Pct	>75th Pct	>75th Pct
Definitions:
•	Pct: Percentile Rank within defined Peer Group

•	“Core” ROAE and ROAA: GAAP performance excluding extraordinary items;

•	Core Deposit Growth: Total Deposits, less CDs > $100,000, brokered deposits and public deposits;

•	Texas Ratio: Nonperforming Assets divided by sum of Tangible Common Equity plus Loan Loss Reserve; and

•	“NCOs”: means Net charge offs.
Then, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. See the “Bonus Percentages” table below.

Bonus Percentages as Percent of Base Compensation:

Threshold	Pres/CEO	CFO/SVP’s	Actual Performance versus
Level	Group 1	Group 2	Peers
1	0.0%	0.0%	Below 25th Percentile
2	10.0%	8.0%	Above 25th percentile
3	20.0%	16.0%	Above 30th percentile
4	30.0%	24.0%	Above 35th Percentile
5	40.0%	32.0%	Above 40th Percentile
6	50.0%	40.0%	At or Above Median
7	60.0%	48.0%	Above 55th Percentile
8	70.0%	56.0%	Above 60th Percentile
9	80.0%	64.0%	Above 65th Percentile
10	90.0%	72.0%	Above 70th Percentile
11	100.0%	80.0%	At or Above 75th Percentile
The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for the Company’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.
Weightings for Performance Measures:

Profitability	Weight
40.0%
ROAE	5.0%
ROAA	25.0%
Budget Net Income	10.0%

Growth	10.0%
Core Deposit Growth	10.0%

Asset Quality	50.0%
Texas Ratio	40.0%
NCOs/Average Loans	10.0%

Total Weighting	100.0%
For example, if the Company’s Core ROAE for 2011 falls into the 40th percentile when compared to its peers, Mr. Bevack’s incentive award for that performance measure would be as follows:

Incentive Plan		Bonus Percentage (based)
Weighting		on Threshold Level achieved		Base Salary
5.0%	X	40%	X	$350,000.00	= $7,000.00
The Plan further provides that a participant in the Plan must be employed with the Company on the date the award is made; otherwise, the participant is not entitled to any award.
The Board maintains discretion to amend, modify, terminate or otherwise adjust the Plan as necessary.